Exhibit 10.25

OPENDOOR LABS INC.
405 Howard Street, Suite 550
San Francisco, California 94105

July 22, 2019

Tom Willerer

tomwillerer@gmail.com

Dear Tom :

Opendoor Labs Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.            Position. You will start in a full-time position as Chief Product Officer and you will initially report to Eric Wu. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. You will be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. You will work out of the Company’s offices in San Francisco, CA. The Company may change your position, duties, work location and compensation from time to time in its discretion, subject to the terms and conditions set forth herein.

2.            Compensation. You will be paid a starting salary at the rate of $350,000 per year, less applicable payroll deductions and withholdings, payable on the Company’s regular payroll dates.

3.            Benefits. You will be eligible to participate in the Company’s standard benefit programs, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.

4.            Signing/Retention Bonus. In addition, you will have the opportunity to earn a signing and retention advance equal to an aggregate of $190,000 (the “Signing/Retention Advance”). The Signing/Retention Advance will be paid to you, less applicable withholdings and required deductions, as follows: (i) $95,000 will be advanced to you within 30 days of the start date of your employment with the Company; and (ii) 95,000 will be paid to you within 30 days after the 12-month anniversary of your start date of your employment with the Company, subject to your continuous active employment with Company through such anniversary date. You will earn the full amount of the Signing/Retention Advance only if you remain continuously employed with the Company for a total of one (1) year from your employment start date. Accordingly, by signing below, you acknowledge and agree that, if you resign from the Company for any reason, or if the Company terminates your employment for Cause (as defined in the Company’s 2014 Stock Plan (the “Plan”)), in either case within one (1) year of your employment start date with the Company, you will be required to immediately re-pay to the Company within thirty (30) days of your employment separation date, a pro-rated amount of any such $190,000 bonus paid to you (with such pro-rated amount based on the number of days employed with the Company during such 12-month retention period).

5.            Equity.

(a)            Options. Subject to the approval of the Company’s Board of Directors (the “Board”), you will be granted an option to purchase 400000 shares of the Company’s common stock (the “Option”). The Option will be subject to the terms and conditions applicable to options granted under the Company’s equity incentive plan (the “Plan”), as described in that plan and the Company’s standard form of stock option agreement, which you will be required to sign. You will vest in 25% of the total number of Option shares on the 12-month anniversary of your start date of employment with the Company and 1/48th of the total number of Option shares will vest in monthly installments thereafter during continuous service, as described in the applicable stock option agreement. The exercise price per share will be equal to the fair market value per share on the date the Option is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

(b)            Restricted Stock Units. Subject to the approval of the Board, you will be granted a restricted stock unit (“RSU”) award covering 780,781 shares of the Company’s common stock (the “RSU Grant”). The RSU Grant will vest only if both the Service-Based Condition and the Liquidity Event Condition are satisfied. The “Service-Based Condition” will be satisfied as to the RSUs on the following schedule, subject to your continuous service on each such date: 25% of the total RSUs on the first anniversary of your vesting start date (which will be the 15th of the month in which you start employment at the Company), and thereafter 1/16th of the total number of RSUs on a quarterly basis following the first anniversary of your vesting start date. The “Liquidity Event Condition” will be satisfied if either of the following events occur on or before the 7th anniversary of the date of grant of the RSU Grant: (1) a Change of Control (as defined in the Plan); and (2) the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, for the sale of the Company’s common stock. The RSU Grant will also be subject to the provisions of the Plan and the Company’s standard form of RSU award agreement.

6.            Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

7.            Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause and with or without advance notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

8.            Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company.

9.            Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

10.         Miscellaneous.

(a)            Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

(b)            Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c)            Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile and electronic image signatures (including.pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) will be deemed an original and valid signature.

(d)            Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.

(e)            Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

(f)            Waiver. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.

(g)            Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically; (ii) receive such documents and notices by such electronic delivery; and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

11.         Arbitration. You agree that any and all disputes relating to or regarding your employment, including disputes regarding compensation and any and all other conflicts, shall be resolved by final and binding arbitration. You further agree that such disputes shall be resolved on an individual basis only, and not on a class, collective or representative basis on behalf of other employees (“Class Waiver”), to the extent permitted by applicable law. Any claim that all or part of the Class Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration. Notwithstanding the foregoing, this paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended.

You and the Company agree to bring any dispute in arbitration before a single neutral arbitrator with JAMS, Inc. (“JAMS”), in San Francisco, California, pursuant to the JAMS Employment Rules & Procedures (which can be reviewed at http://www.jamsadr.com/rules-employment-arbitration/). You on the one hand, and the Company on the other, waive any rights to a jury trial or a bench trial in connection with the resolution of any dispute under this letter agreement or your employment (although both parties may seek interim emergency relief from a court to prevent irreparable harm pending the conclusion of any arbitration). This paragraph shall be construed and interpreted in accordance with the laws of the state in which you work and the Federal Arbitration Act (“FAA”). In the case of a conflict, the FAA will control. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Arbitration is not a mandatory condition of your employment. If you wish to opt out of this arbitration agreement, you must notify the Company in writing by sending an email to hr@opendoor.com stating your intent to opt out within 30 days of signing this letter agreement.

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. This offer is contingent on successful completion of reference and background checks. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

This offer, if not accepted, will expire at the close of business on July 23, 2019. We look forward to having you join us no later than September 23, 2019.

Very truly yours,

OPENDOOR LABS INC.

By:
Eric Wu
Chief Executive Officer and President

ACCEPTED AND AGREED:

TOM WILLERER
(PRINT EMPLOYEE NAME)

(Signature)

July 22, 2019
Date

Anticipated Start Date: September 23, 2019

Attachment A: Confidential Information and Invention Assignment Agreement